Exhibit 23.1

Agritech Worldwide, Inc. (formerly Z Trim Holdings, Inc.)

We hereby consent to the inclusion in this annual report on Form 10-K of Agritech Worldwide, Inc. (formally Z Trim Holdings, Inc.) of our report dated April 14, 2016, relating to the Company's financial statements appearing in the Form 10-K for the years ended December 31, 2015 and 2014.

/s/ M&K CPAS, PLLC
Houston, Texas
April 14, 2016